Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Hungarian Telephone and Cable Corp.:

We consent to incorporation by reference in the Registration Statement on Form S-3 filed on June 23, 2004 of Hungarian Telephone and Cable Corp. of our report dated March 12, 2004, with respect to the consolidated balance sheets of Hungarian Telephone and Cable Corp. and subsidiary as of December 31, 2003 and 2002 and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Hungarian Telephone and Cable Corp., and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG Hungaria Kft.

Budapest, Hungary

June 23, 2004